EXHIBIT 99.1

ENERGY XXI GULF COAST, INC.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010

ENERGY XXI GULF COAST, INC.
CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010

C O N T E N T S

ENERGY XXI GULF COAST, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2010	2010
	(In Thousands)
ASSETS	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$—	$6,416
Receivables:
Oil and natural gas sales	112,017	68,675
Joint interest billings	5,544	4,388
Insurance and other	—	3,168
Prepaid expenses and other current assets	34,764	25,514
Royalty deposit	948	2,341
Derivative financial instruments	—	19,757
TOTAL CURRENT ASSETS	153,273	130,259

Oil and natural gas properties - full cost method of accounting, including $448.6 million and $144.3 million unevaluated properties at December 31, 2010 and June 30, 2010,
respectively, net of accumulated depreciation, depletion and amortization	2,610,049	1,378,222
Other Assets
Derivative financial instruments	—	14,610
Deferred taxes	36,681	—
Debt issuance costs, net of accumulated amortization and other assets	45,641	19,637

TOTAL ASSETS	$2,845,644	$1,542,728

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$106,163	$84,802
Accrued liabilities	37,722	37,738
Note payable	6,574	—
Asset retirement obligations	33,495	35,154
Derivative financial instruments	49,189	1,701
Current maturities of long-term debt	2,838	2,317
TOTAL CURRENT LIABILITIES	235,981	161,712

Long-term debt, less current maturities, face value of $1,307.3 million and
$728.0 million at December 31, 2010 and at June 30, 2010, respectively	1,307,738	771,486
Asset retirement obligations	310,653	124,123
Derivative financial instruments	45,904	511
TOTAL LIABILITIES	1,900,276	1,057,832

COMMITMENTS AND CONTINGENCIES (NOTE 12)

STOCKHOLDER’S EQUITY
Common stock, $0.01 par value, 1,000,000 shares
authorized and 100,000 shares issued and outstanding
at December 31, 2010 and June 30, 2010, respectively	1	1
Additional paid-in capital	1,426,374	914,467
Accumulated deficit	(440,590)	(457,278)
Accumulated other comprehensive income (loss), net of
income tax expense (benefit)	(40,417)	27,706
TOTAL STOCKHOLDER’S EQUITY	945,368	484,896

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$2,845,644	$1,542,728

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
 (Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(In Thousands)
Revenues
Oil sales	$146,539	$98,050	$262,369	$164,343
Natural gas sales	27,414	26,456	55,584	45,070
Total Revenues	173,953	124,506	317,953	209,413

Costs and Expenses
Lease operating expense	45,247	35,050	89,421	60,475
Production taxes	716	1,007	1,410	2,282
Depreciation, depletion and amortization	62,315	44,333	115,756	79,031
Accretion of asset retirement obligations	6,348	6,160	12,322	11,306
General and administrative expense	14,368	13,112	32,016	20,425
Loss (gain) on derivative financial instruments	(1,638)	1,956	(2,776)	(4,323)
Total Costs and Expenses	127,356	101,618	248,149	169,196

Operating Income	46,597	22,888	69,804	40,217

Other Income (Expense)
Bridge loan commitment fees	(4,500)	—	(4,500)	—
Loss on retirement of debt	(5,184)	—	(5,184)	—
Other income	92	26,731	102	26,869
Interest expense	(22,068)	(25,837)	(43,534)	(49,938)
Total Other Income (Expense)	(31,660)	894	(53,116)	(23,069)

Income Before Income Taxes	14,937	23,782	16,688	17,148

Income Taxes	—	5,597	—	12,153

Net Income	$14,937	$18,185	$16,688	$4,995

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
 (Unaudited)

	Six Months Ended
	December 31,
	2010	2009
	(In Thousands)
Cash Flows from Operating Activities
Net income	$16,688	$4,995
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
Deferred income tax expense	—	12,153
Change in derivative financial instruments
Proceeds from sale of derivative instruments	42,577	—
Other – net	(16,214)	(17,115)
Accretion of asset retirement obligations	12,322	11,306
Depreciation, depletion and amortization	115,756	79,031
Payment of interest in-kind	2,225	—
Amortization of deferred gain on debt and debt discount and premium	(43,132)	(28,102)
Amortization of debt issuance costs	4,254	4,459
Changes in operating assets and liabilities:
Accounts receivables	(40,800)	(38,416)
Prepaid expenses and other current assets	(1,283)	(15,792)
Asset retirement obligations	(34,618)	(42,449)
Accounts payable and other liabilities	21,343	(17,427)
Net Cash Provided by (Used in) Operating Activities	79,118	(47,357)

Cash Flows from Investing Activities
Acquisitions	(1,013,011)	(1,388)
Capital expenditures	(127,804)	(47,409)
Insurance payments received	—	53,178
Transfer to restricted cash	—	(2,160)
Proceeds from the sale of properties	400	—
Net Cash Provided by (Used in) Investing Activities	(1,140,415)	2,221

Cash Flows from Financing Activities
Proceeds from long-term debt	1,160,000	75,837
Payments on long-term debt	(586,767)	(123,443)
Contributions from parent	511,907	25,905
Debt issuance costs and other	(30,259)	(2,299)
Net Cash Provided by (Used in) Financing Activities	1,054,881	(24,000)

Net Decrease in Cash and Cash Equivalents	(6,416)	(69,136)

Cash and Cash Equivalents, beginning of period	6,416	79,620

Cash and Cash Equivalents, end of period	$—	$10,484

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010
(UNAUDITED)

Note 1 – Basis of Presentation

Nature of Operations. Energy XXI Gulf Coast, Inc. (“Energy XXI”), a Delaware corporation, was incorporated on February 7, 2006 and is a wholly-owned subsidiary of Energy XXI USA, Inc. (its “Parent”).  Parent is a wholly-owned subsidiary of Energy XXI (Bermuda) Limited (“Bermuda”).  Energy XXI (together, with its wholly-owned subsidiaries, the “Company”), is an independent oil and natural gas company, headquartered in Houston, Texas.  We are engaged in the acquisition, exploration, development and operation of oil and natural gas properties onshore in Louisiana and Texas and offshore in the Gulf of Mexico.

Principles of Consolidation and Reporting. Our consolidated financial statements include the accounts of Energy XXI and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation. The consolidated financial statements for the previous periods include certain reclassifications that were made to conform to current presentation. Such reclassifications have no impact on previously reported net income, stockholder’s equity or cash flows.

Interim Financial Statements. The consolidated financial statements for the periods presented herein are unaudited and do not contain all information required by generally accepted accounting principles (“GAAP”) to be included in a full set of financial statements.  In the opinion of management, all material adjustments necessary to present fairly the results of operations have been included.  All such adjustments are of a normal, recurring nature.  The results of operations for any interim period are not necessarily indicative of the results of operations for the entire year.  These unaudited consolidated financial statements should be read in conjunction with our audited consolidated financial statements for the year ended June 30, 2010.

Use of Estimates.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Estimates of proved reserves are key components of our depletion rate for our proved oil and natural gas properties and the full cost ceiling test limitation.  Accordingly, our accounting estimates require exercise of judgment.  While we believe that the estimates and assumptions used in preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates.

Cash and Cash Equivalents.  We consider all highly liquid investments, with maturities of 90 days or less when purchased, to be cash and cash equivalents.

Note 2 – Recent Accounting Pronouncements

We disclose the existence and potential effect of accounting standards issued but not yet adopted by us or recently adopted by us with respect to accounting standards that may have an impact on us in the future.

Fair Value Measurements and Disclosures. The FASB has issued new guidance on improving disclosures about fair value measurements. The new guidance requires certain new disclosures and clarifies some existing disclosure requirements about fair value measurement. The FASB’s objective is to improve these disclosures and, thus, increase the transparency in financial reporting. Specifically, the new guidance now requires:

•	A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and

•	In the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements.

In addition, the new guidance clarifies the requirements of the following existing disclosures:

•
For purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and

•	A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.

The new guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early application is permitted.  We adopted the new guidance effective January 1, 2010.  The implementation of this standard did not have a material impact on our consolidated financial position and results of operations.

Updates to Oil and Gas Accounting Rules. In January 2010, the FASB issued its updates to oil and gas accounting rules to align the oil and gas reserve estimation and disclosure requirements of Extractive Industries—Oil and Gas with the requirements in the Securities and Exchange Commission’s final rule, Modernization of the Oil and Gas Reporting Requirements, which was issued on December 31, 2008. We adopted the new rules effective June 30, 2010. The new rules are applied prospectively as a change in estimate.  Adoption of these requirements did not significantly impact our reported reserves or our consolidated financial statements.

The revisions are intended to provide investors with a more meaningful and comprehensive understanding of oil and gas reserves to help investors evaluate their investments in oil and gas companies. The amendments are also designed to modernize the oil and gas disclosure requirements to align them with current practices and changes in technology. Revised requirements in the Final Rule include, but are not limited to:

•	Oil and gas reserves must be reported using the average price over the prior 12-month period, rather than year-end prices;

•	Companies are allowed to report, on an optional basis, probable and possible reserves;

•	Non-traditional reserves, such as oil and gas extracted from coal and shales, are included in the definition of “oil and gas producing activities”;

•
Companies are permitted to use new technologies to determine proved reserves, as long as those technologies have been demonstrated empirically to lead to reliable conclusions with respect to reserve volumes;

•
Companies are required to disclose, in narrative form, additional details on their proved undeveloped reserves (PUDs), including the total quantity of PUDs at year end, any material changes to PUDs that occurred during the year, investments and progress made to convert PUDs to developed oil and gas reserves and an explanation of the reasons why material concentrations of PUDs in individual fields or countries have remained undeveloped for five years or more after disclosure as PUDs;

•
Companies are required to report the qualifications and measures taken to assure the independence and objectivity of any business entity or employee primarily responsible for preparing or auditing the reserves estimates.

Note 3 –Oil and Gas Properties

Oil and Gas Properties.  We use the full cost method of accounting for exploration and development activities as defined by the Securities and Exchange Commission (“SEC”). Under this method of accounting, the costs of unsuccessful, as well as successful, exploration and development activities are capitalized as properties and equipment. This includes any internal costs that are directly related to property acquisition, exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities. Gain or loss on the sale or other disposition of oil and gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves.

Oil and natural gas properties include costs that are excluded from costs being depleted or amortized. Oil and natural gas property costs excluded represent investments in unevaluated properties and include non-producing leasehold, geological and geophysical costs associated with leasehold or drilling interests and exploration drilling costs. We exclude these costs until the property has been evaluated.  We also allocate a portion of our acquisition costs to unevaluated properties based on relative value.  Costs are transferred to the full cost pool as the properties are evaluated or over the life of the reservoir.

We assess the impairment of our evaluated oil and gas properties through the use of a ceiling test as prescribed by Rule 4-10 of Regulation S-X. Future production volumes from oil and gas properties are a significant factor in determining the full cost ceiling limitation of capital costs. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves. Oil and gas reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be precisely measured. Such cost estimates related to future development costs of proved oil and gas reserves could be subject to significant revisions due to changes in regulatory requirements, technological advances and other factors which are difficult to predict.

Ceiling Test. Under the full cost method of accounting, we are required to perform a “ceiling test” each quarter that determines a limit on the book value of our oil and gas properties.  If the net capitalized cost of proved oil and gas properties, net of related deferred income taxes, plus the cost of unproved oil and gas properties and future development costs, exceeds the present value of estimated future net cash flows discounted at 10%, net of related tax effects, plus the cost of unproved oil and gas properties, the excess is charged to expense and reflected as additional accumulated DD&A.  Future net cash flows are based on the average commodity prices realized over the proceeding twelve-month period and exclude future cash outflows related to estimated abandonment costs.  As of the reported balance sheet date, capitalized costs of oil and gas producing properties may not exceed the full cost limitation calculated under the above described rule.

Note 4 – Acquisitions

ExxonMobil Acquisition

On December 17, 2010, we closed on the acquisition of certain shallow-water Gulf of Mexico shelf oil and natural gas interests from affiliates of Exxon Mobil Corporation (“ExxonMobil”) for cash consideration of $1.01 billion (the “ExxonMobil Acquisition”). The transaction was funded through a combination of cash on hand, including proceeds from Bermuda’s common and preferred equity offerings, borrowings against our $700 million corporate revolver, as amended, and proceeds from our $750 million private placement of 9.25% senior unsecured notes due 2017.  The purchase remains subject to certain post-closing adjustments to reflect actual operating results since the effective date of December 1, 2010.

The ExxonMobil Acquisition was accounted for under the purchase method of accounting.  Accordingly, we conducted a preliminary assessment of the net assets acquired and recognized provisional amounts for identifiable assets acquired and liabilities assumed at their estimated acquisition date fair values.  Transaction, transition and integration costs associated with this acquisition were expensed as incurred. The accounting for the business combination is not complete; adjustments to provisional amounts, or recognition of additional assets acquired or liabilities assumed, may occur as we complete a more detailed analysis of this acquisition and additional information is obtained about the facts and circumstances that existed as of the acquisition date.

Revenues and expenses related to the ExxonMobil properties from the closing date (December 17, 2010) to December 31, 2010 are included in the December 31, 2010 results of operations.

Pursuant to the Purchase and Sale Agreement (the “PSA”), ExxonMobil reserved a 5% overriding royalty interest in the ExxonMobil Properties for production from depths below approximately 16,000 feet.  In addition, the PSA required us to post a $225 million letter of credit, which we posted under our revolving credit facility, in favor of ExxonMobil to guarantee our obligation to plug and abandon the ExxonMobil Properties in the future.

The following table presents the preliminary purchase price allocation to the assets acquired and liabilities assumed, based on their fair values on December 17, 2010 (in thousands):

Oil and natural gas properties– evaluated	$926,700
Oil and natural gas properties– unevaluated	289,711
Net working capital	101
Asset retirement obligations	(204,512)
Cash paid	$1,012,000

Net working capital includes gas imbalance receivables and payables and ad valorem taxes payable.

The preliminary fair values of evaluated and unevaluated oil and gas properties and asset retirement obligation liabilities were measured using valuation techniques that convert future cash flows to a single discounted amount. Significant inputs to the valuation of oil and gas properties include estimates of: (1) oil and gas reserves; (2) future operating and development costs; (3) future oil and gas prices; and (4) the discount factor used to calculate the discounted cash flow amount. Significant inputs into the valuation of the asset retirement obligations include estimates of: (1) plug and abandonment costs per well and related facilities; (2) remaining life per well and facilities; and (3) a credit adjusted risk-free interest rate.

The following amounts of the ExxonMobil Properties’ revenue and earnings included in our consolidated statement of operations for the six months ended December 31, 2010 (in thousands).

	Revenue	Earnings (1)

ExxonMobil Acquisition properties from December 17, 2010 through December 31, 2010	$18,007	$13,367

(1)	Earnings includes revenue less production costs.

Mit Acquisition

On December 22, 2009, we closed on the acquisition of certain Gulf of Mexico shelf oil and natural gas interests from MitEnergy Upstream LLC, a subsidiary of Mitsui & Co., Ltd.(the “Mit Acquisition”), for cash consideration of $276.2 million. For accounting purposes, we recorded this acquisition as effective November 20, 2009, the date that we gained control of the assets acquired and liabilities assumed. We financed the Mit Acquisition through proceeds received from Bermuda’s common and perpetual preferred stock offerings.

The Mit Acquisition was accounted for under the purchase method of accounting.  Accordingly, we conducted an assessment of the net assets acquired and recognized amounts for identifiable assets acquired and liabilities assumed at their estimated acquisition date fair values.  Transaction, transition and integration costs associated with this acquisition were expensed as incurred.

The Mit Acquisition involved mirror-image non-operated interests in the same group of properties we purchased from Pogo Producing Company in June 2007.  These properties include 30 fields of which production is approximately 77% crude oil and 80% of which is already operated by us.  Offshore leases included in this acquisition total nearly 33,000 net acres.

The following table presents the final purchase price allocation to the assets acquired and liabilities assumed, based on their fair values on November 20, 2009 (in thousands):

Oil and natural gas properties– evaluated	$292,609
Oil and natural gas properties– unevaluated	41,987
Net working capital	4,237
Asset retirement obligations	(62,604)
Cash paid	$276,229

Net working capital includes gas imbalance receivables and payables and ad valorem taxes payable.

The fair values of evaluated and unevaluated oil and gas properties and asset retirement obligations were measured using valuation techniques that convert future cash flows to a single discounted amount. Significant inputs to the valuation of oil and gas properties include estimates of: (1) oil and gas reserves; (2) future operating and development costs; (3) future oil and gas prices; and (4) the discount factor used to calculate the discounted cash flow amount. Significant inputs into the valuation of the asset retirement obligations include estimates of: (1) plug and abandonment costs per well and related facilities; (2) remaining life per well and facilities; and (3) a credit adjusted risk-free interest rate.

ExxonMobil and Mit Pro Forma Information

The summarized unaudited pro forma financial information for the six months ended December 31, 2010 and 2009, respectively, assumes that the ExxonMobil and Mit Acquisitions had occurred on July 1, 2009. These unaudited pro forma financial results have been prepared for comparative purposes only and may not be indicative of the results that would have occurred if we had completed the acquisitions as of July 1, 2009 or the results that will be attained in the future (in thousands).

	Revenue	Earnings (1)

Supplemental pro forma for July 1, 2010 through December 31, 2010	$489,687	$353,717

Supplemental pro forma for July 1, 2009 through December 31, 2009	$675,878	$475,119

Earnings includes revenue less production costs.

Note 5 – Property and Equipment

Oil and gas properties consist of the following (in thousands):

	December 31, 2010	June 30, 2010
Oil and gas properties
Proved properties	$3,718,554	$2,675,308
Less: Accumulated depreciation, depletion and amortization	1,557,151	1,441,396
Proved properties—net	2,161,403	1,233,912
Unevaluated properties	448,646	144,310
Oil and gas properties—net	$2,610,049	$1,378,222

Note 6 – Long-term Debt

Long-term debt consists of the following (in thousands):

	December 31, 2010
	Face Value	Premium (Discount)	Recorded Value	June 30, 2010

Revolving credit facility	$274,000	$—	$274,000	$109,457
16% Second Lien Notes due 2014 (Exchange Offer)	3,792	537	4,329	341,319
16% Second Lien Notes due 2015 (Private Placement)	819	(148)	671	44,210
Total 16% Second Lien Notes due 2014	4,611	389	5,000	385,529
10% Senior Notes due 2013	276,500	—	276,500	276,500
9.25% Senior Notes due 2017	750,000	—	750,000
Put premium financing	5,076	—	5,076	2,317
Total debt	1,310,187	389	1,310,576	773,803
Less current maturities	2,838	—	2,838	2,317
Total long-term debt	$1,307,349	$389	$1,307,738	$771,486

Maturities of the face value of long-term debt as of December 31, 2010 are as follows (in thousands):

Twelve Months Ending December 31,

2011	$2,838
2012	2,238
2013	550,500
2014	4,611
2017	750,000
Total	$1,310,187

Revolving Credit Facility

This facility, as amended, has a borrowing capacity of $925 million and matures December 31, 2014, provided that in the event that all or any portion of the 10% Senior Notes remain outstanding ninety days prior to June 15, 2013, then such maturity date is March 15, 2013.   Borrowings are limited to a borrowing base based on oil and gas reserve values which are redetermined on a periodic basis.  The current borrowing base is $700 million.  Currently, the facility bears interest based on the borrowing base usage, at the applicable London Interbank Offered Rate, plus applicable margins ranging from 2.75% to 3.50% or an alternate base rate, based on the federal funds effective rate plus applicable margins ranging from 1.75% to 2.50%. The revolving credit facility is secured by mortgages on at least 85% of the value of our proved reserves.

The revolving credit facility requires us to maintain certain financial covenants. Specifically, we may not permit the following under the revolving credit facility: (1) our total leverage ratio to be more than 3.5 to 1.0, (2) our interest rate coverage ratio to be less than 3.0 to 1.0, (3) our secured debt ratio to be more than 2.5 to 1.0, and (4) our current ratio (in each case as defined in our revolving credit facility) to be less than 1.0 to 1.0, as of the end of each fiscal quarter. In addition, we are subject to various other covenants including, but not limited to, those limiting Bermuda’s ability to declare and pay dividends or other payments, our ability to incur debt, changes in control, our ability to enter into certain hedging agreements, as well as a covenant to maintain John D. Schiller, Jr. in his current executive position, subject to certain exceptions in the event of his death or disability.

As of December 31, 2010, we are in compliance with all covenants.

On October 15, 2010, we and our lenders entered into the Seventh Amendment to Amended and Restated First Lien Credit Agreement (“Seventh Amendment”).

The Seventh Amendment modifications to the First Lien Credit Agreement include;

1)
Allowing the establishment of a Swing Line Loan Commitment in an amount initially set at $15 million which is carved out of the $350 million First Lien Credit Agreement borrowing base. The amounts ultimately available under the Swing Line can be adjusted upward or downward by the lenders and us under certain conditions.

2)
Allow for a one-time payment by us to Bermuda or its subsidiaries of up to $25 million for the purpose of paying premiums or other payments associated with inducing the early conversion of our 7.25% preferred stock.

3)
Allow payments by us to Bermuda or its subsidiaries of up to $9 million in any calendar year, subject to certain terms and conditions, so that Bermuda may pay dividends on its outstanding preferred stock.

On November 17, 2010, we entered into an Eighth Amendment to Amended and Restated First Lien Credit Agreement to our revolving credit facility (the “Eighth Amendment”). The Eighth Amendment modifies the First Lien Credit Agreement and includes the following: (a) the increase of debt incurrence provisions to allow for an incremental unsecured debt basket of up to $1.0 billion, (b) the redetermination of the borrowing base to $700 million, (c) the increase of the notional amount of the revolving credit facility to $925 million, (d) the increase of the letter of credit sublimit to $300 million, and (e) the extension of the maturity date to December 31, 2014, (March 31, 2013 if  any of the 10% Senior Notes remain outstanding). The Eighth Amendment was deemed effective when all conditions precedent had been met, including the closing of the ExxonMobil Acquisition.  All of these conditions were met on December 17, 2010.

High Yield Facilities

10% Senior Notes

On June 8, 2007, we completed a private offering of $750 million aggregate principal amount of our 10% Senior Notes due 2013 (the “Old Senior Notes”).  On October 16, 2007, we exchanged all of the then issued and outstanding Old Senior Notes for $750 million aggregate principal amount of newly issued 10% Senior Notes due 2013 (the “New Senior Notes”) which had been registered under the Securities Act of 1933, as amended (the “Securities Act”), and contained substantially the same terms as the Old Senior Notes.  We did not receive any cash proceeds from the exchange of the Old Senior Notes for the New Senior Notes.

The New Senior Notes are guaranteed by Bermuda, by us and each of our existing and future material subsidiaries. We have the right to redeem the New Senior Notes under various circumstances and are required to make an offer to repurchase the New Senior Notes upon a change of control and from the net proceeds of asset sales under specified circumstances each of which as defined in the indenture governing the New Senior Notes.

Bermuda previously purchased a total of $126.0 million aggregate principal amount of the New Senior Notes at a cost of $90.9 million, plus accrued interest of $3.3 million for a total cost of $94.2 million, reflecting a total gain of $35.1 million pre-tax.  As discussed below, on November 12, 2009, we issued $278 million aggregate principal amount of 16% Second Lien Junior Secured Notes due 2014 (“Second Lien Notes”), in exchange for $347.5 million aggregate principal amount of New Senior Notes. In conjunction with the exchange, Bermuda contributed $126 million face value of New Senior Notes which it had previously purchased to us and we subsequently retired them.

On December 17, 2010, Bermuda called $47.6 million face value of the 10% Senior Notes at 105% of par plus accrued interest. This transaction closed on January 18, 2011. The $2.38 million difference between the call price and the $47.6 million carrying value of the 10% Second Lien notes will be charged to loss on retirement of the 10% Senior notes in the March 31, 2011 quarter.

We believe that the fair value of the $276.5 million of New Senior Notes outstanding as of December 31, 2010 was $287.6 million.

9.25% Senior Notes

On December 17, 2010, we issued $750 million face value of 9.25%, unsecured senior notes due December 15, 2017 at par (the “9.25% Senior Notes”).  The 9.25% Senior Notes are callable at 104.625% starting December 15, 2014, with such premium declining to zero by December 15, 2016.  The 9.25% Senior Notes also provide for the redemption of up to 35% of the 9.25% Senior Notes outstanding at 109.25% prior to December 15, 2013 with the proceeds from any equity raised.  We incurred underwriting and direct offering costs of $15.4 million which have been capitalized and will be amortized over the life of the notes.

The 9.25% Senior Notes are guaranteed by Bermuda, by us and each of our existing and future material subsidiaries. We have the right to redeem the New Senior Notes under various circumstances and are required to make an offer to repurchase the 9.25% Senior Notes upon a change of control and from the net proceeds of asset sales under specified circumstances each of which as defined in the indenture governing the 9.25% Senior Notes.

We believe that the fair value of the $750 million of 9.25% Senior Notes outstanding as of December 31, 2010 was $767.8 million.

Bermuda is obligated to file a registration statement with the SEC to exchange these notes for new freely tradable notes having substantially identical terms within 270 days of the December 17, 2010 issue date and use reasonable efforts to have the registration statement declared effective within that time.  Under certain circumstances, we may be required to pay additional cash interest beginning at 0.25% escalating to a maximum of 1% if the registration of the notes does not occur.

16% Second Lien Notes

On November 12, 2009, Bermuda issued Second Lien Notes as follows:

•	A total of $278 million of Second Lien Notes were issued in exchange for $347.5 million of New Senior Notes; and

•	A total of $60 million of Second Lien Notes were issued for cash (for each $1.0 million in Second Lien Notes purchased for cash, the purchaser also received 44,082 shares of Bermuda’s common stock).

The Second Lien Notes have a maturity date of June 2014 and are secured by a second lien in our oil and gas properties.  In addition, the Second Lien Notes are governed by an inter-creditor agreement between the participants in the revolving credit facility and the Second Lien Notes. Cash interest payable on the Second Lien Notes is 14% with an additional 2% interest payable-in-kind (“Second Lien Note PIK interest”). The Second Lien Note PIK interest is paid through the issuance of additional Second Lien Notes on each interest payment date. These additional Second Lien Notes issued as Second Lien Note PIK interest are identical in terms and conditions to the original Second Lien Notes.

Under the terms of the Second Lien Notes, we were required to exchange the Second Lien Notes for newly issued notes registered under the Securities Act (the “Registered Second Lien Notes”).  The Registered Second Lien Notes have identical terms and conditions as the Second Lien Notes. On April 5, 2010, we commenced an offer to exchange the Second Lien Notes for Registered Second Lien Notes.  The exchange offer expired on May 3, 2010 and closing was on May 6, 2010.  The tendered bonds represented 99.96% of the bonds outstanding.

For accounting purposes, the $278 million aggregate principal amount of Second Lien Notes exchanged for $347.5 million aggregate principal amount of New Senior Notes were recorded at the carrying value of the Registered Second Lien Notes ($347.5 million) and the $69.5 million difference between face value of the Second Lien Notes and carrying value of the New Senior Notes will be amortized as a reduction of interest expense over the life of the New Senior Notes.

For accounting purposes, the $60 million aggregate principal amount of Second Lien Notes for which Bermuda received cash were recorded based on the relative fair market values of the Second Lien Notes and the 2.6 million shares of common stock issued using closing price of $10.60 per share of our common stock on November 12, 2009. Based on these relative fair market values, the $60 million aggregate principal amount of Second Lien Notes was recorded at $40.9 million and Bermuda’s common shares were recorded at $19.1 million. The $19.1 million discount between the face value of the $60 million aggregate principal amount of Second Lien Notes and their recorded value will be amortized as an increase in interest expense over the life of the Registered Second Lien Notes.

Refinancing of Existing 16% Second Lien Notes

On November 9, 2010, we called for redemption of $119.7 million aggregate principal amount of our 16% Second Lien Notes at a redemption price of 110% of the principal amount, plus accrued and unpaid interest, pursuant to the terms of the indenture governing the 16% Second Lien Notes.  This redemption closed on December 9, 2010. The total payment of $140.9 million included $9.3 million of accrued interest and $12.0 million in redemption premium.

On November 29, 2010, we commenced a tender offer (the “Tender Offer”) for the $222.3 million principal amount of our remaining outstanding 16% Second Lien Notes.  In December 2010, a total of $219.9 million face value of 16% Second Lien Notes were tendered. The total payment of $251.0 million included $171,513 of accrued interest and $31.0 million in redemption premium.

On December 17, 2010, we commenced a call of the remaining outstanding 16% Second Lien Notes which closed on January 18, 2011. In December 2010, we escrowed $5.4 million in funds with the trustee of the 16% Second Lien Notes which were sufficient to redeem the remaining outstanding notes.

A total of $42.9 million in redemption premiums were paid related to the call and tender of the 16% Second Lien Notes at December 31, 2010.

The loss on retirement of the 16% Second Lien Notes consists of the following (in thousands):

Redemption premium paid	$42,914
Write-off of unamortized premium	(52,597)
Write-off of unamortized discount	14,461
Write-off of unamortized debt issue costs	406
Total	$5,184

Put Premium Financing

We finance puts that we purchase with our hedge providers. Substantially all of our hedges are done with members of our bank groups. Put financing is accounted for as debt and this indebtedness is pari pasu with borrowings under the revolving credit facility. The hedge financing is structured to mature when the put settles so that we realize the value net of hedge financing. As of December 31, 2010 and June 30, 2010, our outstanding hedge financing totaled $5.1 million and $2.3 million, respectively.

Interest Expense

For the three months and six months ended December 31, 2010 and 2009, interest expense consisted of the following (in thousands):

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revolving credit facility	$1,456	$2,772	$2,897	$6,109
10% Senior Notes due 2013	6,912	12,419	13,825	31,322
16% Second Lien Notes due 2014	11,286	7,211	24,967	7,211
9.25% Senior Notes due 2017	2,505	—	2,505	—
Amortization of debt issue cost - Revolving credit facility	1,381	500	2,525	904
Amortization of debt issue cost - 10% Senior Notes due 2013	589	630	1,178	1,344
Amortization of debt issue cost - 16% Second Lien Notes due 2014	25	14	54	14
Amortization of debt issue cost – 9.25% Senior Notes due 2017	92	—	92	—
Premium amortization - 16% Second Lien Notes due 2014 (Exchange Offer)	852	521	1,894	521
Discount amortization - 16% Second Lien Notes due 2014 (Private Placement)	(3,098)	(1,895)	(6,889)	(1,895)
Write-off of debt issue costs - Retirement of $126 million in bonds	—	1,750	—	1,750
Write-off of debt issue costs – Reduction in revolving credit facility	—	447	—	447
Put premium financing and other	68	1,468	486	2,211
	$22,068	$25,837	$43,534	$49,938

Bridge Loan Commitment Fee

In November 2010, Bermuda entered into a Bridge Facility Commitment Letter (the “Bridge Commitment”) with a group of banks to provide a $450 million Bridge Facility, if needed, to acquire the ExxonMobil Properties. The Bridge Commitment required the payment of a commitment fee in the amount of 1% of the full amount of the commitments in respect to the Bridge Facility as well as certain other fees in the event we utilized the Bridge Facility to finance the ExxonMobil Acquisition. We did not utilize the Bridge Facility and paid the banks the $4.5 million commitment fee which is included in Other Income (Expense).

Note 7 – Note Payable

In July 2010, we entered into a note to finance a portion of our insurance premiums.  The note is for a total face amount of $19.6 million and bears interest at an annual rate of 2.48%.  The note amortizes over the remaining term of the insurance, which matures April 1, 2011.  The note balance at December 31, 2010 is $6.6 million.

Note 8 – Asset Retirement Obligations

The following table describes the changes to our asset retirement obligations (in thousands):

Balance at June 30, 2010	$159,277
Liabilities acquired	204,512
Liabilities incurred	2,655
Liabilities settled	(34,618)
Accretion expense	12,322
Total balance at December 31, 2010	344,148
Less current portion	33,495
Long-term balance at December 31, 2010	$310,653

As discussed in Note 4, the asset retirement obligations acquired essentially relate to the ExxonMobil Acquisition and is a provisional estimate.

Note 9 – Derivative Financial Instruments

We enter into hedging transactions with major financial institutions to reduce exposure to fluctuations in the price of crude oil and natural gas.  We use financially settled crude oil and natural gas puts, swaps, zero-cost collars and three-way collars. Any gains or losses resulting from the change in fair value from hedging transactions that are determined to be ineffective are recorded as a component of operating income, whereas gains and losses from the settlement of hedging contracts are recorded in crude oil and natural gas revenue.

With a financially settled purchased put, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the hedged price of the transaction.  With a swap, the counterparty is required to make a payment to us if the settlement price for a settlement period is below the hedged price for the transaction, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the hedged price for the transaction.  With a zero-cost collar, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the floor price of the collar, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the cap price for the collar.  A three-way collar is a combination of options, a sold call, a purchased put and a sold put. The sold call establishes a maximum price we will receive for the volumes under contract. The purchased put establishes a minimum price unless the market price falls below the sold put, at which point the minimum price would be the reference price (i.e., NYMEX) plus the difference between the purchased put and the sold put strike price.

The energy markets have historically been very volatile, and there can be no assurances that crude oil and natural gas prices will not be subject to wide fluctuations in the future.  While the use of hedging arrangements limits the downside risk of adverse price movements, it also limits future gains from favorable movements.

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the three months ended December 31, 2010 resulted in a decrease in crude oil and natural gas sales in the amount of $0.6 million. For the three months ended December 31, 2010, we recognized a gain of approximately $0.3 million related to the net price ineffectiveness of our hedged crude oil and natural gas contracts and a realized gain of approximately $1.8 million and an unrealized loss of approximately $0.5 million, respectively, on derivative financial transactions that did not qualify for hedge accounting.

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the three months ended December 31, 2009 resulted in an increase in crude oil and natural gas sales in the amount of $13.7 million. For the three months ended December 31, 2009, we recognized a loss of approximately $0.5 million related to the net price ineffectiveness of our hedged crude oil and natural gas contracts and a realized gain of approximately $4.1 million and an unrealized loss of approximately $5.5 million, respectively, on derivative financial transactions that did not qualify for hedge accounting.

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the six months ended December 31, 2010 resulted in an increase in crude oil and natural gas sales in the amount of $5.7 million. For the six months ended December 31, 2010, we recognized a loss of approximately $0.2 million related to the net price ineffectiveness of our hedged crude oil and natural gas contracts and a realized gain of approximately $3.2 million and an unrealized loss of approximately $0.2 million, respectively, on derivative financial transactions that did not qualify for hedge accounting.

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the six months ended December 31, 2009 resulted in an increase in crude oil and natural gas sales in the amount of $30.7 million.  For the six months ended December 31, 2009, we recognized a loss of approximately $0.7 million related to the net price ineffectiveness of our hedged crude oil and natural gas contracts and a realized gain of approximately $10.2 million and an unrealized loss of approximately $5.2 million, respectively, on derivative financial transactions that did not qualify for hedge accounting.

In March 2009, February 2010, September 2010 and October 2010, we monetized certain hedge positions and received cash proceeds of $66.5 million, $5.0 million, $34.1 million and $8.5 million, respectively. These amounts are carried in stockholders’ equity as part of other comprehensive income and will be recognized in income over the contract life of the underlying hedge contracts. Crude oil and natural gas sales were increased by $11.7 million and $10.8 million for three months ended December 31, 2010 and 2009, respectively, and were increased by $20.8 million and $23.0 million for six months ended December 31, 2010 and 2009, respectively, related to these monetized hedges and, as a result of the future amortization of these hedges, crude oil and natural gas sales will be increased as follows (in thousands):

Quarter Ended
March 31, 2011	$9,154
June 30, 2011	9,352
September 30, 2011	8,875
December 31, 2011	7,501
Thereafter	7,693
$42,575

As of December 31, 2010, we had the following contracts outstanding (Asset and Fair Value Gain in thousands):

	Volume Crude Oil (MBbls)	Contract Price (1)	Total
Period			Asset (Liability)	Fair Value Loss (2)

Put Spreads
1/11-12/11	1,403	$60.00/$75.00	$(2,103)	$(4,744)
1/12-12/12	1,134	60.00/75.00	2,537	(1,151)
			434	(5,895)
Puts
1/11-12/11	272	71.67	31	(547)

Swaps
1/11-12/11	4,064	84.76	(36,983)	(23,687)
1/12-12/12	3,331	87.26	(21,351)	(13,878)
1/13-12/13	913	89.53	(2,861)	(1,860)
			(61,195)	(39,425)
Collars
1/11-12/11	2,682	72.72/97.46	(10,161)	(6,502)
1/12-12/12	3,001	72.74/100.00	(18,098)	(11,764)
1/13-12/13	1,460	73.75/105.46	(6,104)	(3,968)
			(34,363)	(22,234)
			$(95,093)	$(68,101)

 (1)  The contract price is weighted-averaged by contract volume.
(2) The gain (loss) on derivative contracts is net of applicable income tax expense (benefit) and includes only those contracts that have been designated as hedges.

The following table quantifies the fair values, on a gross basis, of all our derivative contracts and identifies its balance sheet location as of December 31, 2010 (in thousands):

	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments under Statement 133
Commodity Contracts	Derivative financial instruments		Derivative financial instruments
	Current	$1,590	Current	$50,640
	Non-current	3,490	Non-current	49,380
		5,080		100,020
Derivatives not designated as hedging instruments under Statement 133
Commodity Contracts	Derivative financial instruments		Derivative financial instruments
	Current	32	Current	185
Total derivatives		$5,112		$100,205

The following table quantifies the fair values, on a gross basis, the effect of derivatives on our financial performance and cash flows for the six months ended December 31, 2010 (in thousands):

		Location of (Gain) Loss Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of (Gain) Loss Reclassified from OCI into Income (Effective Portion)	Location of (Gain) Loss Recognized in Income on Derivative (Ineffective Portion)	Amount of (Gain) Loss Reclassified from OCI into Income (Ineffective Portion)
Derivatives in Statement 133 Cash Flow Hedging Relationships	Amount of (Gain) Loss Recognized in Income on Derivative (Effective Portion)

Commodity Contracts	$68,122	Revenue	$(5,672)	(Gain) /Loss on derivative financial instruments	$215

Derivatives Not Designated as Hedging Instruments under Statement 133		Amount of (Gain) Loss Recognized in Income on Derivative
	Location of (Gain) Loss Recognized in Income on Derivative

Commodity Contracts	(Gain) loss on derivative financial instruments	$(2,991)

We have reviewed the financial strength of our hedge counterparties and believe the credit risk to be minimal.  At December 31, 2010, we had no deposits for collateral with our counterparties.

The following table reconciles the changes in accumulated other comprehensive income (loss) (in thousands):

Accumulated other comprehensive income – June 30, 2010	$27,706
Hedging activities:
Commodity
Change in fair value loss	(68,489)
Reclassified to income	366
Accumulated other comprehensive loss –December 31, 2010	$(40,417)

The amount expected to be reclassified to income in the next twelve months is $8.9 million income on our commodity hedges.

Note 10 – Income Taxes

We are a U.S. Delaware company and a member of a consolidated group of corporations for U.S. federal income tax purposes where Energy XXI USA, Inc., (the “U.S. Parent”) is the parent entity.  Energy XXI (Bermuda) Limited, indirectly owns 100% of U.S. Parent, but is not a member of the U.S. consolidated group.   We operate through our various subsidiaries in the United States; accordingly, income taxes have been provided based upon the tax laws and rates of the United States as they apply to our current ownership structure. ASC 740 (formerly FAS 109) provides that the income tax amounts presented in the separate financial statements of a subsidiary entity that is a member of a consolidated financial reporting group should be based upon a reasonable allocation of the income tax amounts of that group. As such, the income tax amounts presented herein have been presented by applying the provisions of ASC 740 to us in this manner.

During the year ended June 30, 2009, we incurred a significant impairment loss related to our oil and gas properties due to the steep decline in global energy prices over that same time period.  As a result of this impairment, as of December 31, 2010, we are in a position of cumulative reporting losses for the preceding reporting periods.  The volatility of energy prices and uncertainty of when energy prices may rebound is problematic and not readily determinable by our management. Under these current circumstances, it is management’s opinion that the realization of our tax attributes beyond expected current-year taxable income (including the reversal of existing taxable temporary differences) does not reach the “more likely than not” criteria under ASC 740.  Accordingly, during the year ended June 30, 2009, we established a valuation allowance of $175.0 million, and have subsequently reduced the valuation allowance due to anticipated pre-tax earnings in the present fiscal year.

Note 11 - Related Party Transactions

During the six months ended December 31, 2010 and 2009, our Parent contributed capital of $511.9 million and $25.9 million, respectively, to us.

The Company has no employees; instead it receives management services from Energy XXI Services, LLC (“Energy Services”), an affiliate of the Company.  Other services provided by Energy Services include legal, accounting, tax, corporate secretarial, human resources, employee benefit administration, office space and other furniture and equipment management, and other support services.  Cost of these services for the three months and six months ended December 31, 2010 and 2009 was approximately $14.4 million, $31.9 million, $11.9 million and $20.0 million, respectively, and is included in general and administrative expense.

Note 12 — Commitments and Contingencies

Litigation. We are involved in various legal proceedings and claims, which arise in the ordinary course of our business. We do not believe the ultimate resolution of any such actions will have a material affect on our financial position or results of operations.

Letters of Credit and Performance Bonds. We had $231.5 million in letters of credit and $26.6 million of performance bonds outstanding as of December 31, 2010.

Drilling Rig Commitments. We entered into a drilling rig commitment on December 21, 2010 at $55,000 per day until well completion. The commitment extends past December 31, 2010, thus, the commitment amount cannot be calculated since the well completion date is not known.

Note 13 — Fair Value of Financial Instruments

            We use various methods to determine the fair values of our financial instruments and other derivatives which depend on a number of factors, including the availability of observable market data over the contractual term of the underlying instrument. For our natural gas and oil derivatives, the fair value is calculated based on directly observable market data or data available for similar instruments in similar markets. Our assessment of an instrument can change over time based on the maturity or liquidity of the instrument, which could result in a change in the classification of the instruments.  Our natural gas and oil derivatives are classified as described below:

•
Level 2 instruments’ fair values are based on pricing data representative of quoted prices for similar assets and liabilities in active markets (or identical assets and liabilities in less active markets). Included in this level are our natural gas and oil derivatives whose fair values are based on commodity pricing data obtained from independent pricing sources.

            The fair value of our financial instruments at December 31, 2010 was as follow (in thousands):

Level 2
Liabilities:
Natural Gas and Oil Derivatives	$95,094

Note 14 — Prepaid Expenses and Other Current Assets and Accrued Liabilities

Prepaid expenses and other current assets and accrued liabilities consist of the following (in thousands):

	December 31,	June 30,
	2010	2010

Prepaid expenses and other current assets
Advances to joint interest partners	$14,709	$20,343
Insurance	12,648	266
Inventory	6,125	4,805
Other	1,282	100
Total prepaid expenses and other current assets	$34,764	$25,514

Accrued liabilities
Advances from joint interest partners	$415	$3,659
Interest	4,160	3,855
Accrued hedge payable	13,524	9,407
Undistributed oil and gas proceeds	18,086	20,266
Other	1,537	551
Total accrued liabilities	$37,722	$37,738

Note 15 – Supplemental Cash Flow Information

The following represents our supplemental cash flow information (in thousands):

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Cash paid for interest	$40,146	$37,130	$42,252	$41,441

The following represents our non-cash investing and financing activities (in thousands):

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Additions to property and equipment by recognizing asset retirement obligations	$206,117	$1,311	$207,167	$1,683
Financing of insurance premiums	6,534	6,496	6,574	6,549